Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15253 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED DISPUTES LONE STAR ASSERTION OF FAILURE OF CONDITION

SAN DIEGO, Aug. 10, 2007 — Accredited Home Lenders Holding Co. (NASDAQ:LEND) (“Accredited” or “Company”) today announced that it believes all conditions to the closing of the pending tender offer for Accredited’s common stock will be satisfied by the expiration of the current tender offer period, and that Accredited strongly disagrees with the statement made by affiliates of Lone Star Fund V (U.S.), L.P. (“Lone Star”) that, as of today, Accredited would fail to satisfy the conditions to the closing of the tender offer. The statement was made in an August 10, 2007 filing by Lone Star with the Securities and Exchange Commission in which Lone Star also said that it does not expect to accept Accredited shares tendered as of the end of the current offer period ending at 12:00 midnight, Eastern time, on August 14, 2007.

Accredited noted that it had entered into an agreement that would resolve the class action lawsuit which had sought to enjoin the closing of the tender offer, Wan vs. Accredited Home Lenders Holding Co., et al., and that, as previously announced, all state regulatory approvals required to close the tender offer had been obtained. Accredited explained that, earlier in the day, both it and Lone Star had entered into a Memorandum of Understanding (the “Memorandum”) with the plaintiff in the Wan case. The Memorandum outlines a proposed settlement that is subject to court approval, but the Memorandum is structured in such a manner that the tender offer can be completed prior to the court’s decision with respect to the proposed settlement.

With the receipt of all required regulatory approvals and the resolution of the Wan litigation, Accredited believes that, assuming more than 50% of Accredited’s outstanding shares are tendered by the expiration of the current tender offer period on August 14, 2007, all conditions to closing of the tender offer will have then been satisfied.

Accredited noted that the Agreement and Plan of Merger with Lone Star expressly provides that changes generally affecting the non-prime industry in which the Company operates which have not disproportionately affected the Company do not provide a basis for Lone Star to walk away from its obligations. Accredited said that it intends to hold Lone Star to its obligations, and to hold it fully responsible for any damages caused by its failure to satisfy those obligations.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the U.S. and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

About Lone Star Funds

Lone Star is a leading U.S. private equity firm. Since 1995, the principals of Lone Star have organized private equity funds totaling more than $13.3 billion to invest globally in corporate secured and unsecured debt instruments, real estate related assets and select corporate opportunities. Additional information may be found at www.lonestarfunds.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including the Company’s ability to close the proposed merger with Lone Star, and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the year ended December 31, 2006, and other documents filed by the Company with the Securities and Exchange Commission. These and other factors could cause the Company’s actual results to differ materially from what it projects or contemplates in its forward-looking statements. The Company cautions readers that the non-prime mortgage industry and the Company’s business are subject to numerous significant risks and uncertainties.